EXHIBIT 99.1

Amtech Reports First Quarter Fiscal 2022 Results

TEMPE, Ariz., February 14, 2022 -- Amtech Systems, Inc. ("Amtech") (NASDAQ: ASYS), a manufacturer of capital equipment, including thermal processing and wafer polishing, and related consumables used in fabricating semiconductor devices, such as silicon carbide (SiC) and silicon power devices, analog and discrete devices, electronic assemblies and light-emitting diodes (LEDs), today reported results for its first quarter ended December 31, 2021.

First Quarter Fiscal 2022 Financial and Operational Highlights:

•
Net revenue of $27.3 million
•
Operating income of $1.2 million
•
Net income of $1.0 million
•
Net income per diluted share of $0.07
•
Customer orders of $31.6 million
•
Book to bill ratio of 1.2:1
•
Unrestricted cash of $32.2 million
•
Repurchased 291,383 shares for $2.7 million
•
December 31, 2021 backlog of $48.5 million

Mr. Michael Whang, Chief Executive Officer of Amtech, commented, “We are encouraged by the continued bookings and revenue momentum we experienced during the first quarter of fiscal 2022, with over $31 million in bookings and over $27 million in revenue, representing year-over-year growth rates of 77% and 52%, respectively. Despite ongoing shipping and supply chain challenges across the industry, demand within our served end markets continues to be strong. For the second consecutive quarter we generated a record backlog, reaching $48.5 million and representing more than two and a half times that of this period a year ago, while new quoting activity is now extending beyond the current fiscal year.”

GAAP Financial Results

(in millions, except per share amounts)	Q1	Q4	Q1
	FY 2022	FY 2021	FY 2021
Revenues, net	$27.3	$24.3	$18.0
Gross profit	$10.8	$9.2	$7.5
Gross margin	39.4%	37.8%	41.8%
Operating income	$1.2	$1.3	$1.1
Operating margin	4.5%	5.3%	5.9%
Net income	$1.0	$0.7	$0.7
Net income per diluted share	$0.07	$0.05	$0.05

Net revenues increased 12% sequentially and 52% from the first quarter of fiscal 2021, with the sequential increase primarily attributable to strong shipments of our advanced packaging and SMT equipment and increased shipments of our horizontal diffusion furnace. The prior year period was more heavily affected by uncertainty in the global economy because of the COVID-19 pandemic.

Relative to last quarter, gross margin increased in the first quarter of fiscal 2022 primarily due to a more favorable product mix. Gross margin in the first quarter of fiscal 2022 decreased compared to prior year due to primarily to product mix, with increased shipments of our horizontal diffusion furnaces and our high temperature belt furnaces.

Selling, General & Administrative (“SG&A”) expenses increased $1.4 million on a sequential basis. Adjusting for the partial insurance reimbursement for the cyber incident ($0.4 million) in the fourth fiscal quarter of 2021, SG&A increased sequentially by $1.0 million due primarily to increased shipping and logistics costs, driven by higher revenues, as well as higher shipping rates for our products shipped from our Shanghai factory. SG&A increased $2.7 million compared to the prior year period due primarily to $1.1 million in increased shipping and logistics costs, driven by higher revenues and increased shipping rates, $0.4 million in higher commissions on higher sales, $0.3 million in added SG&A from our acquisition of Intersurface Dynamics in March 2021, and $0.4 million for IT and ERP consulting, legal and increased travel.

Research, Development and Engineering increased $0.2 million sequentially and $0.3 million compared to the same prior year period due primarily to the timing of materials used in our strategic R&D projects.

Operating income was $1.2 million, compared to operating income of $1.3 million in the fourth quarter of fiscal 2021 and an operating income of $1.1 million in the same prior year period.

Income tax provision was $0.2 million for the three months ended December 31, 2021, compared to a provision of $0.7 million in the preceding quarter and $0.1 million in the same prior year period.

Net income for the first quarter of fiscal 2022 was $1.0 million, or 7 cents per share. This compares to net income of $0.7 million, or 5 cent per share, for both the first quarter of fiscal 2021 and the preceding quarter.

Outlook

The Company’s outlook reflects the anticipated ongoing logistical impacts and the related delays for goods shipped to and from China. Actual results may differ materially in the weeks and months ahead. Additionally, the semiconductor equipment industries can be cyclical and inherently impacted by changes in market demand. Operating results can be significantly impacted, positively or negatively, by the timing of orders, system shipments, and the financial results of semiconductor manufacturers.

For the second fiscal quarter ending March 31, 2022, revenues are expected to be in the range of $26 to $28 million. Gross margin for the quarter ending March 31, 2022, is expected to be approximately 40% with operating margin in the upper single digits.

A portion of Amtech's results is denominated in Renminbis, a Chinese currency. The outlook provided in this press release is based on an assumed exchange rate between the United States Dollar and the Renminbi. Changes in the value of the Renminbi in relation to the United States Dollar could cause actual results to differ from expectations.

Conference Call

Amtech Systems will host a conference call today at 5:00 p.m. ET to discuss our fiscal first quarter financial results. The call will be available to interested parties by dialing 1-877-614-0009. For international callers, please dial +1 313-209-7315. The confirmation code is 9145284. A live webcast of the conference call will be available in the Investor Relations section of Amtech’s website at: https://www.amtechsystems.com/investors/events.

A replay of the webcast will be available in the Investor Relations section of the company’s web site at http://www.amtechsystems.com/conference.htm shortly after the conclusion of the call and will remain available for approximately 30 calendar days.

About Amtech Systems, Inc.

Amtech Systems, Inc. is a leading, global manufacturer of capital equipment, including thermal processing and wafer polishing, and related consumables used in fabricating semiconductor devices, such as silicon carbide (SiC) and silicon power devices, analog and discrete devices, electronic assemblies and light-emitting diodes (LEDs). We sell these products to semiconductor device and module manufacturers worldwide, particularly in Asia, North America and Europe. Our strategic focus is on semiconductor growth opportunities in power electronics, sensors and analog devices leveraging our strength in our core competencies in thermal and substrate processing. We are a market leader in the high-end power chip market (SiC substrates, 300mm horizontal thermal reactor, and electronic assemblies used in power, RF, and other advanced applications), developing and supplying essential equipment and consumables used in the semiconductor industry. Amtech's products are recognized under the leading brand names BTU International, Bruce Technologies™, PR Hoffman™ and Intersurface Dynamics, Inc.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this press release is forward-looking in nature. All statements in this press release, or made by management of Amtech Systems, Inc. and its subsidiaries ("Amtech"), other than statements of historical fact, are hereby identified as "forward-looking statements" (as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995). The forward-looking statements in this press release relate only to events or information as of the date on which the statements are made in this press release. Examples of forward-looking statements include statements regarding Amtech's future financial results, operating results, business strategies, projected costs, products under development, competitive positions, plans and objectives of Amtech and its management for future operations, efforts to improve operational efficiencies and effectiveness and profitably grow our revenue, and enhancements to our technologies and expansion of our product portfolio. In some cases, forward-looking statements can be identified by terminology such as "may," "plan," "anticipate," "seek," "will," "expect," "intend," "estimate," "believe," "continue," "predict," "potential,"

"project," "should," "would," "could", "likely," "future," "target," "forecast," "goal," "observe," and "strategy" or the negative of these terms or other comparable terminology used in this press release or by our management, which are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. The Form 10-K that Amtech filed with the Securities and Exchange Commission (the "SEC") for the year-ended September 30, 2021, listed various important factors that could affect the Company's future operating results and financial condition and could cause actual results to differ materially from historical results and expectations based on forward-looking statements made in this document or elsewhere by Amtech or on its behalf. These factors can be found under the heading "Risk Factors" in the Form 10-K and investors should refer to them. Because it is not possible to predict or identify all such factors, any such list cannot be considered a complete set of all potential risks or uncertainties. Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:
Amtech Systems, Inc.
Lisa D. Gibbs
Chief Financial Officer
(480) 360-3756
irelations@amtechsystems.com
Sapphire Investor Relations, LLC Erica Mannion and Mike Funari (617) 542-6180 irelations@amtechsystems.com

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

(Unaudited)

Summary Financial Information

(in thousands, except percentages)

	Three Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020
Amtech Systems, Inc.
Revenues, net	$27,329	$24,340	$17,975
Gross profit	$10,764	$9,211	$7,512
Gross margin	39%	38%	42%
Operating income	$1,240	$1,296	$1,054
New orders	$31,637	$34,188	$17,869
Backlog	$48,452	$44,143	$13,799
Semiconductor Segment
Revenues, net	$23,631	$19,891	$15,575
Gross profit	$9,528	$7,732	$6,912
Gross margin	40%	39%	44%
Operating income	$2,357	$2,609	$2,197
New orders	$27,809	$30,247	$15,483
Backlog	$46,921	$42,743	$12,750
Material and Substrate Segment
Revenues, net	$3,698	$4,449	$2,400
Gross profit	$1,236	$1,479	$600
Gross margin	33%	33%	25%
Operating income (loss)	$181	$264	$(66)
New orders	$3,828	$3,941	$2,386
Backlog	$1,531	$1,400	$1,049

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

(Unaudited)

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended December 31,
	2021	2020
Revenues, net	$27,329	$17,975
Cost of sales	16,565	10,463
Gross profit	10,764	7,512

Selling, general and administrative	7,952	5,213
Research, development and engineering	1,572	1,245
Operating income	1,240	1,054

Interest expense and other, net	(83)	(255)
Income before income tax provision	1,157	799
Income tax provision	160	80
Net income	$997	$719

Income Per Share:
Net income per basic share	$0.07	$0.05
Net income per diluted share	$0.07	$0.05
Weighted average shares outstanding:
Basic	14,254	14,072
Diluted	14,485	14,117

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

(Unaudited)

Consolidated Balance Sheets

(in thousands, except share data)

	December 31, 2021	September 30, 2021
Assets
Current Assets
Cash and cash equivalents	$32,188	$32,836
Restricted cash	526	—
Accounts receivable (less allowance for doubtful accounts of $147 and $188 at December 31, 2021, and September 30, 2021, respectively)	25,204	22,502
Inventories	24,115	22,075
Income taxes receivable	4	1,046
Other current assets	2,721	2,407
Total current assets	84,758	80,866
Property, Plant and Equipment - Net	13,768	14,083
Right-of-Use Assets - Net	8,573	8,646
Intangible Assets - Net	833	858
Goodwill	11,168	11,168
Deferred Income Taxes - Net	671	631
Other Assets	624	661
Total Assets	$120,395	$116,913
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$10,227	$8,229
Accrued compensation and related taxes	3,176	2,881
Accrued warranty expense	717	545
Other accrued liabilities	709	903
Current maturities of long-term debt	401	396
Current portion of long-term lease liability	550	531
Contract liabilities	4,446	1,624
Total current liabilities	20,226	15,109
Long-Term Debt	4,299	4,402
Long-Term Lease Liability	8,300	8,389
Income Taxes Payable	3,203	3,277
Other Long-Term Liabilities	40	102
Total Liabilities	36,068	31,279
Commitments and Contingencies
Shareholders’ Equity
Preferred stock; 100,000,000 shares authorized; none issued	—	—
Common stock; $0.01 par value; 100,000,000 shares authorized; shares issued and outstanding: 14,025,192 and 14,304,492 at December 31, 2021 and September 30, 2021, respectively	140	143
Additional paid-in capital	124,430	126,380
Accumulated other comprehensive income	251	14
Retained deficit	(40,494)	(40,903)
Total Shareholders’ Equity	84,327	85,634
Total Liabilities and Shareholders’ Equity	$120,395	$116,913

AMTECH SYSTEMS, INC.

(NASDAQ: ASYS)

(Unaudited)

Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended December 31,
	2021	2020
Operating Activities
Net income	$997	$719
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	430	325
Write-down of inventory	120	48
Non-cash share-based compensation expense	103	65
(Reversal of) provision for allowance for doubtful accounts	(19)	5
Other, net	—	3
Changes in operating assets and liabilities:
Accounts receivable	(2,683)	(2,702)
Inventories	(2,161)	613
Other assets	(207)	20
Accounts payable	1,979	738
Accrued income taxes	968	34
Accrued and other liabilities	140	304
Contract liabilities	2,822	(68)
Net cash provided by operating activities	2,489	104
Investing Activities
Purchases of property, plant and equipment	(45)	(198)
Net cash used in investing activities	(45)	(198)
Financing Activities
Proceeds from the exercise of stock options	69	135
Repurchase of common stock	(2,713)	—
Payments on long-term debt	(97)	(93)
Net cash (used in) provided by financing activities	(2,741)	42
Effect of Exchange Rate Changes on Cash, Cash Equivalents and Restricted Cash	175	596
Net (Decrease) Increase in Cash, Cash Equivalents and Restricted Cash	(122)	544
Cash and Cash Equivalents, Beginning of Period	32,836	45,070
Cash, Cash Equivalents and Restricted Cash, End of Period	$32,714	$45,614